Exhibit 99.1

Investment Banking Contact:	Simula Contact:
Matt Simons	Bradley P. Forst
Relational Advisors LLC	Chief Executive Officer
858-704-3317	602-631-4005

Simula to be
Acquired by Armor Holdings, Inc.

TEMPE, Arizona – July 23, 2003, Simula Inc. (AMEX: SMU) announced today that it has signed a Letter of Intent (“LOI”) to be acquired by Armor Holdings, Inc. (NYSE:AH) of Jacksonville, Florida. The LOI states that Armor Holdings shall acquire all outstanding common stock of the Company, retire outstanding indebtedness, and assume all liabilities of Simula for total consideration of $110,500,000. Consideration to Simula’s shareholders will, at Armor Holdings discretion, consist of cash or a combination of cash and registered shares of Armor Holdings’ common stock, with at least 20% of the value of the payment to shareholders to be in cash. After the retirement of indebtedness and deducting transaction expenses, the Company estimates that its shareholders will receive total consideration valued at approximately $3 per share, subject to certain adjustments, including the Company’s outstanding debt, transaction expenses, cash balances, fully diluted shares outstanding and other customary final purchase price adjustments. The transaction is structured as a merger and is expected to be taxable to Simula’s shareholders.

The LOI calls for an exclusive negotiation period through August 29, 2003, during which the companies will complete all necessary activities leading to the execution of a definitive merger agreement. The LOI provides for a good faith deposit by Armor Holdings, expedited due diligence, and payment of a break-up fee if Simula accepts a competing offer. The transaction is subject to, among other things, satisfactory due diligence, the execution of a definitive agreement, regulatory approvals including satisfaction of the requirements and waiting period related to the Hart-Scott-Rodino Antitrust Improvements Act, requisite approvals by each company’s Board of Directors, and the approval of Simula’s shareholders. Upon completion of the definitive agreement, the Company anticipates submission of a proxy/registration statement to its shareholders for approval of the transaction and a closing on or about November 15, 2003. The Board of Directors of both Simula and Armor Holdings have approved the proposed transaction as defined in the LOI.

“Since our announcement in December 2002 of our intent to examine strategic alternatives for our business, we have worked hard to find the most favorable transaction for our shareholders,” said Brad Forst, President and CEO. “We believe this transaction represents an outstanding result for our shareholders, customers, and employees who recognize Armor Holdings as a partner with strength, vision, and strategic fit.”

Relational Advisors LLC and Libra Securities, LLC are acting as financial advisors to Simula in this transaction.

About Simula

Simula designs and makes systems and devices that save human lives. Its core markets are military aviation safety, military personnel safety, and land and marine safety. Simula’s core technologies include lightweight armor and mine blast kits for military vehicles, personnel protective equipment including military body armor, energy-absorbing seating systems for aircraft, inflatable restraints for military helicopters, and advanced transparent polymer materials. For more information, go to www.simula.com.

About Armor Holdings

Armor Holdings, included in FORBES magazine’s list of “200 Best Small Companies” in 2002, and a member of the S&P Smallcap 600 Index, is a leading manufacturer of security products for law enforcement personnel around the world through its Armor Holdings Products division and is one of the world’s largest and most experienced passenger vehicle armoring manufacturers through its Mobile Security division. Armor Holdings Products manufactures and sells a broad range of high quality branded law enforcement equipment. Such products include ballistic resistant vests and tactical armor, less-lethal munitions, safety holsters, batons, anti-riot products and a variety of crime scene related equipment, including narcotic identification kits. Armor Holdings Mobile Security, through its Commercial Products division, armors a variety of vehicles, including limousines, sedans, sport utility vehicles, and money transport vehicles, to protect against varying degrees of ballistic and blast threats. Through its Military Products division, it is the prime contractor to the U.S. Military for the supply of armoring and blast protection for High Mobility Multi-purpose Wheeled Vehicles, commonly known as HMMWVs. For more information, go to www.armorholdings.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that involve risks and uncertainties that may cause the Company’s actual experience to differ materially from that which is anticipated. These forward-looking statements include statements about an expected merger transaction, estimated proceeds to Simula shareholders, regulatory approvals, closing conditions, and transaction timing. Actual results may differ materially from those projected. Other risks include those described herein, in the Company’s press releases, and in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission.

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